    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1999

                              REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  BIGMAR, INC.
               (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                 31-1445779
         (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)


                            9711 SPORTSMAN CLUB ROAD
                           JOHNSTOWN, OHIO 43031-9141
                                 (740) 966-5800
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                     COMPANY'S PRINCIPAL EXECUTIVE OFFICES)

                                 PHILIPPE ROHRER
                SECRETARY, TREASURER AND CHIEF FINANCIAL OFFICER
                                  BIGMAR, INC.
                            9711 SPORTSMAN CLUB ROAD
                           JOHNSTOWN, OHIO 43031-9141
                                 (740) 966-5800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                        COPIES TO: STEVEN R. KERBER, ESQ.
                              BRICKER & ECKLER LLP
                             100 SOUTH THIRD STREET
                            COLUMBUS, OHIO 43215-4291
                                 (614) 227-2300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [____]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_____]


                         CALCULATION OF REGISTRATION FEE

                                                        PROPOSED                PROPOSED
     TITLE OF SHARES                                    MAXIMUM                 MAXIMUM
          TO BE               AMOUNT TO BE           OFFERING PRICE            AGGREGATE                   AMOUNT OF
        REGISTERED           REGISTERED (1)          PER SHARE (2)         OFFERING PRICE (2)           REGISTRATION FEE
        ----------           --------------          -------------         ------------------           ----------------
  Common Stock, $.001
  par value                     4,658,973               $2.57                 $11,973,561                    $3,161

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low reported price of the Company's Common Stock on December 3, 1999.


The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(A), may determine.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED DECEMBER 8, 1999


                                  BIGMAR, INC.

                               4,658,973 SHARES OF

                                  COMMON STOCK
                                ($.001 PAR VALUE)

All of the shares of the Common Stock, par value $0.001 per share (the "Common Stock"), of Bigmar, Inc., a Delaware corporation ("Bigmar" or the "Company"), offered hereby (the "Shares") were issued by the Company in a series of private placements to accredited investors identified under "Selling Stockholders." All of the Shares are being offered by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest and permitted assigns of such selling stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares by Selling Stockholders; however, in consideration of issuing the Shares to the Selling Stockholders, the Company received net proceeds of approximately $8.9 million which have been and will continue to be used for working capital and other general corporate purposes.

The Company has not made any underwriting arrangements with respect to the Shares. The Company's Common Stock is quoted on the Nasdaq SmallCap Market-SM- under the symbol "BGMR". On December 7, 1999, the last sale price of the Company's Common Stock as reported by Nasdaq was $3.3125 per share.

This Prospectus is to be used in connection with the sale of the Shares from time to time by the Selling Stockholders. The Shares may be sold from time to time by the Selling Stockholders, directly or through underwriters, dealers or agents, in market transactions, including block trades or ordinary brokers transactions or in privately-negotiated transactions. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of securities covered hereby. See "Plan of Distribution and Offering Price."

The Company will pay certain of the legal and other expenses of this offering (estimated to be $29,161), except that the Selling Stockholders will bear the cost of any brokerage commissions or discounts incurred in connection with the sale of the Shares.

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   (SEE "RISK FACTORS" BEGINNING ON PAGE 7.)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is December 8, 1999.



         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC" or the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additional information regarding the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. Access to such information is also available on the Internet from the SEC's "EDGAR" World Wide Web page, using a World Wide Web browser and the address http://www.sec.gov.

         Reports and other information concerning the Company can also be inspected at the Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits and the documents incorporated herein by reference for further information with respect to the Company and the Company's Common Stock. Statements contained herein or incorporated herein by reference concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.


                      INFORMATION INCORPORATED BY REFERENCE

The Company incorporates herein by reference the following documents it has previously filed with the Commission (File No. 1-14416) pursuant to the Exchange
Act:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999;

    (c) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999;

    (d) the Company's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1999;

    (e) the Company's Proxy Statement for the Annual Meeting of Stockholders held on June 30, 1999, filed as of April 30, 1999; and

    (f) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, declared effective June 19, 1996.

         All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Investor Relations, Bigmar, Inc., 9711 Sportsman Club Road, Johnstown, Ohio 43031-9141, Telephone: (740) 966-5800.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Some of the information presented in connection with this Prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding, among other things, (i) the Company's growth strategies; (ii) anticipated trends in the Company's business and demographics; (iii) the Company's ability to continue to control costs and maintain quality of products; (iv) the Company's ability to respond to changes in regulations; and (v) the Company's ability to enter into contracts with suppliers and customers. In addition, when used in this Prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements.
These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, some of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors" including, among others (a) changes in the industry as a result of political, economic or regulatory influences; (b) changes in regulations governing the industry, and (c) changes in the competitive marketplace. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.

                                   THE COMPANY

         The Company is currently engaged in manufacturing various pharmaceutical products in Europe and marketing them in Europe and the other countries including the United States. Its strategy is to supply world markets with a full line of high quality, affordably priced generic pharmaceutical products, focusing on oncology products. The Company manufactures, in its Switzerland facilities, off-patent generic oncology drugs and additional oncology drugs as their patents expire. It then markets these products through pharmaceutical company partners. The Company currently has distribution rights to more than 20 generic oncology products.

The Company's executive offices are located at 9711 Sportsman Club Road, Johnstown, Ohio 43031-9141. The Company's telephone number is (740) 966-5800.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Shares offered by this Prospectus:

         DEVELOPMENT STAGE; HISTORY OF LOSSES. The Company was incorporated in September l995 and was a development stage company until it effectuated a stock-for-stock exchange on April 8, 1996, whereby Bigmar Pharmaceuticals SA ("Bigmar Pharmaceuticals") and Bioren SA ("Bioren") became subsidiaries of the Company. In addition, the Company and its subsidiaries have incurred net losses in the past. For the year ended December 31, 1995, the Company (which includes the results of operations of Bioren from July 1, 1995) incurred a net loss of approximately $97,000. For the year ended December 31, 1996, the Company incurred a net loss of $1,639,544. For the year ended December 31, 1997, the Company incurred a net loss of $7,378,024. For the year ended December 31, 1998, the Company incurred a net loss of $7,221,702. There can be no assurance that the Company's operations will achieve profitability at any time in the future or, if achieved, that such profitability will be sustained.

         EXPANSION OF OFFERED PRODUCTS. The Company's business strategy relies primarily on its success in manufacturing and marketing oncological products. The success of its business strategy should be considered in light of the risks, expenses and difficulties frequently encountered in entering into industries characterized by intense competition; completing product development; obtaining regulatory approvals in certain European countries, the United States and elsewhere for its products; gaining market acceptance of the Company's products; entering into new collaborative agreements and maintaining existing collaborative arrangements. There can be no assurance that the Company will be able to continue to manufacture or market its products and proposed products or maintain or expand its market share in the future. Some of the foregoing factors are not within the Company's control and there can be no assurance that the Company will be able to implement its business strategy or that its business strategy will result in profitability.

         RELIANCE ON PLM. In March 1995, Bioren entered into an agreement with PLM Langeskov A/S ("PLM") pursuant to which Bioren acquired the exclusive right to purchase intravenous solution containers from PLM and to package and distribute intravenous infusion solutions ("IV Solutions") in these containers in Switzerland and Liechtenstein ("PLM Agreement"). Under the terms of the PLM Agreement, PLM is entitled to terminate the exclusivity portion of the agreement if, among other things, Bioren does not purchase a minimum number of intravenous solution containers each year. The PLM Agreement expires in the year 2005, unless it is earlier terminated. In addition, the PLM Agreement may be terminated by either party upon the occurrence of certain specified conditions, including if the products or their production infringe, or are alleged to infringe, the intellectual property rights of third parties. The termination of the PLM Agreement would have a material adverse effect on the Company.

         RELIANCE ON NETWORK OF PHARMACEUTICAL COMPANIES FOR MARKETING; DEPENDENCE ON ADDITIONAL COLLABORATIVE ARRANGEMENTS. The Company has granted certain companies the exclusive right to market and distribute, in certain territories, selected oncological products of the Company and the right of first refusal to market and distribute, in specified areas, certain of the Company's proposed products. As a result, the Company may not independently market products or proposed products that are covered by those agreements and may not enter into strategic alliances or collaborative arrangements with others relating to any products covered by (i) an exclusivity arrangement or (ii) a right of first refusal (without in the latter instance first offering such right to the holders). Restrictions regarding exclusivity and rights of first refusal limit the Company's ability to pursue and negotiate collaborative arrangements with other entities on terms which may be more favorable to the Company. In addition, the amount of resources and the level of effort that any of these collaborators devote towards marketing the Company's products or proposed products are not within the Company's control. There can be no assurance that any marketing, sales or other efforts undertaken by the Company or its collaborators will be successful. Each of the agreements terminates under certain specified circumstances and any termination would have a material adverse effect on the Company. Consistent with its business strategy, the

Company intends to pursue additional collaborative arrangements with third parties. There can be no assurance, however, that the Company will be able to find additional collaborators or negotiate additional collaborative arrangements on terms acceptable to the Company, if at all, that the collaborative arrangements with the Company will be successful or, that collaborators will devote sufficient resources to the Company's products, proposed products or technologies. In addition, there can be no assurance that future collaborative arrangements will not allow others to enter into arrangements with the Company's collaborators for the commercialization of the same product or that collaborators will not pursue alternative products either on their own or in collaboration with others, including the Company's competitors.

         DEPENDENCE ON KEY SUPPLIERS. The majority of raw materials needed to manufacture the Company's products and proposed products generally are not readily available and must be purchased from limited sources. In addition, the Company obtains containers for IV Solutions from a sole supplier. See "Reliance on PLM". The Company's reliance on a sole or limited number of suppliers involves several risks, including obtaining an adequate supply of raw materials and components in order to manufacture or market products or proposed products, increased raw material or component costs and reduced control over pricing, quality and timely delivery. Any interruption in the supply of raw materials or components could have a material adverse effect on the Company. In addition, obtaining raw materials from a new source may require regulatory approval. Furthermore, certain potential alternative suppliers may have pre-existing exclusive relationships with competitors of the Company and others which may preclude the Company from manufacturing certain of its proposed products.

         NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT; UNCERTAINTY OF MARKET ACCEPTANCE OF CERTAIN PROPOSED PRODUCTS. The Company currently manufactures and markets certain oncological products. Any unexpected developmental, regulatory or manufacturing problems could delay the commercialization of the Company's current or proposed products and have a material adverse effect on the Company and its prospects. In addition, the market acceptance of any of the Company's current or proposed products will be substantially dependent on the ability of the Company's collaborators to demonstrate to the medical and healthcare communities the capabilities and perceived benefits of the Company's current or proposed products as well as sell commercial quantities of the current or proposed products at acceptable costs. There can be no assurance that the Company will be able to ultimately successfully develop its current or proposed products or that it will be able to gain market acceptance for such products.

         NEED FOR ADDITIONAL FINANCING. The Company will need to raise substantial additional funds to continue to fund operating expenses or its expansion strategy during the next 12 months. There can be no assurance that additional financing will be available, or, if available, that such financing will be on terms favorable to the Company. Failure to obtain such additional financing would have a material adverse effect on the Company.

         COMPETITION AND RAPID TECHNOLOGICAL CHANGE. The pharmaceutical industry is subject to intense competition and rapid and significant technological change. The Company faces competition from other pharmaceutical companies, particularly regarding its generic products, many of which companies have substantially greater financial and other resources than the Company and, therefore, are able to spend more than the Company in areas such as product development, manufacturing and marketing. Although a company with greater resources will not necessarily receive regulatory approval for a particular generic drug before its smaller competitors, substantial resources enable a company to support many regulatory applications simultaneously, thereby improving the likelihood of at least some of its generic drugs being among the first to receive regulatory approval. Drug companies have also increasingly introduced generic versions of their own proprietary products prior to the expiration of the patents for those drugs in efforts to obtain greater market share following expiration of the applicable patents. In addition, the market for the Company's products and proposed products is characterized by frequent product improvements and evolving technology. The Company's revenues and profitability could be adversely affected by technological change. Competitors may develop products which may render the Company's products or proposed products uneconomical or result in products being commercialized that may be superior to the Company's products. In addition, alternative treatments for cancer could be developed, which would have a material adverse effect on the Company.

         UNCERTAIN PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. Patents concerning pharmaceutical products generally are highly uncertain, involve complex legal, scientific and factual questions and have recently been the subject of much litigation. To date, no consistent policy has emerged regarding the breadth of claims allowed or the degree of protection afforded under these patents. Although the Company is not aware of any claim against it for infringement, the Company's ability to commercialize its products and proposed products depends on not infringing the proprietary rights of competitors. Laws regarding the enforceability of intellectual property vary from country to country. Therefore, there can be no assurance that intellectual property issues will be uniformly resolved, or that local laws will provide the Company with consistent rights and benefits. In addition, there can be no assurance that competitors will not be issued patents which may prevent the manufacturing or marketing of the Company's products or proposed products or require licensing and the payment of fees or royalties by the Company in order for the Company to be able to manufacture or market certain products.

         FDA, INTERNATIONAL AND OTHER GOVERNMENTAL REGULATORS. The development, manufacturing and marketing of the Company's products and proposed products is or may be subject to extensive and rigorous governmental regulations in the United States and other countries. The process of obtaining and maintaining required regulatory approvals is lengthy, expensive, and uncertain. In the United States, the United States Food and Drug Administration ("FDA") regulates, where applicable, the development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, recordkeeping, and reporting requirements for drugs. The
Company has received FDA approval to market seven of its products or proposed products in the United States. The Company has submitted abbreviated new drug applications ("ANDAs") to the FDA for additional generic oncological products. The average time for obtaining FDA approval for ANDAs is one to three years. However, due to management's prior experience in submitting
ANDAs to the FDA, the Company believes it will be able to obtain FDA approval of these ANDAs in approximately one to two years from the date of the submission of the applications. There can be no assurance, however, that any of the Company's ANDAs will obtain regulatory approval in the time periods indicated or will ever obtain the regulatory clearance or approval required for marketing in the United States. Delays in any part of the approval process or the inability of the Company to obtain regulatory approval of its products, proposed products or facilities could adversely affect the Company.

         The Company is subject to the FDA's current good manufacturing practices ("cGMP"), current good laboratory practices ("cGLP") and extensive record keeping and reporting requirements for manufacturing products for sale in the United States. As a result, the Company's manufacturing facilities are subject to periodic inspections by the FDA and other United States federal agencies when the Company's products are offered for sale in the United States. There can be no assurance such facilities will pass any subsequent inspections by the FDA. The Company has retained independent consultants to assist it in complying with FDA standards including the cGMP requirements. Failure to comply with applicable regulatory requirements can result in, among other things, import detentions, fines, civil penalties, suspensions or losses of approvals, recalls or seizures of products, operating restrictions and criminal prosecutions.

         To date, substantially all of the Company's revenues have been derived from the sales of its products in Switzerland and Germany. The distribution of the Company's products and proposed products outside the United States is subject to extensive governmental regulations. These regulations, including the requirements of inspections and approvals to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that the Company will pass any such inspections, that the Company or its collaborators will obtain or maintain the required regulatory approvals in any particular country or that the Company will not be required to incur significant costs in obtaining or maintaining its regulatory approvals. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would have a material adverse effect on the Company.

         Because the Company's products are currently being sold primarily in Switzerland and Germany, the Company is subject to regulation by these countries, and the European Medicines Evaluation Agency ("EMEA") of the European Union ("EU"). In Germany, drugs for human use may be sold only if they are approved in advance by either the German regulatory authority or the EU after a review of all applicable safety, quality and effectiveness data. Clinical trials in Germany are monitored by the state authorities and must comply with those portions of the EU good clinical practices recommendation that have been adopted into German law. In practice, it takes the German authority generally three to five years to approve drugs for use on humans, although the Company believes it will receive regulatory approval for certain of its proposed products earlier.

         In Switzerland, approval of the production and sale of drugs for human use is regulated on a cantonal level rather than a federal level. The cantons of Switzerland have organized the Intercantonal Office for the Control of Medications ("IKS") as an authority for the approval of pharmaceuticals. Based on approval by the IKS, the cantons then grant permission for the production and sale of such approved pharmaceuticals, although each canton is still entitled to deny approval of a particular medication.

         The IKS reviews all applicable safety, quality and efficacy data as well as data relating to the cost effectiveness of a particular product. To obtain approval from the IKS, the manufacturer must submit analytical, chemical, pharmacological and toxicological data based on animal trials and human clinical studies. The IKS also will inspect the manufacturing facility to determine if the manufacturer is complying with good manufacturing practices before approval is granted to produce the drug product. For generic products, pharmacological and toxicological data is not required to be submitted to the IKS. To date, all of the Company's pharmaceutical products which have been approved by the IKS are generic products. There can be no assurance, however, that the Company will maintain the required regulatory approvals to market its proposed products in Switzerland.

         RESTRICTIONS ON RETAINED EARNINGS. The Company is a Delaware corporation which owns 100% of the capital stock of two Swiss corporations. The Swiss Federal Code of Obligation provides that at least 5% of a Swiss company's net income each year must be appropriated to a legal reserve until such time as the reserve equals 20% of the company's paid-in share capital. In addition, 10% of any distribution made by a company in excess of a 5% dividend also must be appropriated to the Company's legal reserve. The reserve of up to 50% of the share capital is not available for distribution to stockholders. These requirements may adversely impact the amount of dividends to be issued by the Company through its subsidiaries and may limit cash flow.

         ENVIRONMENTAL MATTERS. As an enterprise engaged in the pharmaceutical business in Switzerland, the Company's facilities are or will be subject to comprehensive environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. Although there can be no assurance, the Company believes its current facilities are in compliance in all material respects with applicable Swiss environmental laws. However, environmental laws have changed in recent years and the Company may become subject to increasingly stringent environmental standards in the future. While the Company anticipates that from time to time it will incur capital expenditures in connection with environmental matters, it is unable to predict the extent or timing of future expenditures which may be required in connection with complying with environmental laws. There can be no assurance that future developments, administrative actions or liabilities arising from environmental matters will not have a material adverse effect on the Company.

         DEPENDENT ON THIRD-PARTY REIMBURSEMENT; PRICE CONTROLS; HEALTH CARE REFORM MEASURES. The Company's success in generating revenues from the sale of certain products may depend on the extent to which reimbursement for the costs of such products and related treatments will be available from third-party payors such as government health administration authorities, private insurance companies, self-insured employers, health maintenance organizations and other organizations. The level of revenues and profitability of the Company, like those of other companies in the pharmaceutical industry, are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement or payment rates, increasing case management review of services and negotiating reduced contract pricing and reimbursement caps.

         In some markets outside of the United States, such as Germany, government reimbursement is generally available for the purchase of the Company's products and proposed products, subject to constraints such as reimbursement limitations. In addition, third-party payors may refuse to provide reimbursement in cases where drugs such as oncological drugs, are used for unapproved uses. Approximately 70% of the drugs sold in Germany are subject to maximum reimbursement. To date, no oncological products have been affected by a maximum reimbursement limitation, although there can be no assurance that the Company's oncological products or proposed products will not be affected by a maximum reimbursement limitation in the future. Although a manufacturer may sell its products at prices that are higher than the maximum reimbursement rate, patients are required to pay any difference between that price and the maximum reimbursement rate. If the products of the Company become subject to a maximum reimbursement rate, this may adversely affect the prices the Company will be able to charge.

         In Switzerland, reimbursement for pharmaceutical products is regulated on the federal level. There are two categories of drugs subject to reimbursement. The first category consists of medications which are required to be reimbursed by private health insurers. The second category contains medications for which reimbursement by health insurers is recommended. Private health insurers generally provide reimbursement for products on the recommended list. There can be no assurance that payments under governmental and third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

         From time to time, the Clinton Administration, the U.S. Congress and legislators of certain foreign governments have proposed or are considering a variety of reforms to the health care systems. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere. Changes in the health care system in the United States or elsewhere could have a significant impact on the manner in which the Company conducts its business and may impose additional regulations governing the conduct of the Company's business. These changes could have a material adverse effect on the Company.

         POTENTIAL PRODUCT LIABILITY; AVAILABILITY OF INSURANCE; RISK OF PRODUCT RECALL. The testing, clinical trials, manufacturing, and marketing of the Company's products and proposed products involve the inherent risks of product liability claims or similar legal theories against the Company, some of which may cause the Company to incur significant defense costs. Although the Company currently maintains product liability insurance coverage which it believes is adequate, there can be no assurance that the coverage limits of its insurance are adequate or that all such claims will be covered by insurance. In addition, these policies generally must be renewed every two years. While the Company has been able to obtain product liability insurance in the past, there can be no assurance it will be able to obtain insurance in the future on its products or proposed products. Product liability insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to the Company, if it is available at all. A successful product liability claim or other judgment against the Company in excess of its insurance coverage could have a material adverse effect upon the Company or its reputation. Certain of the Company's collaborative arrangements contain cross indemnification provisions with respect to product liability claims concerning products covered by the arrangements. The Company may be required to make payments, which in some cases could be substantial, under these arrangements. In addition, products such as those sold or proposed to be sold by the Company may be subject to recall for unforeseen reasons. Such a recall could have a material adverse effect on the Company and its reputation. In Germany, an injured party may recover for damages on a strict liability basis without having to prove negligence on the part of the manufacturer or distributor. In Switzerland, there is no special product liability law for pharmaceuticals. The Swiss federal product liability law, which covers drug products, provides that manufacturers are subject to strict liability for injuries caused by defective products.

         UNCERTAINTY OF CURRENCY FLUCTUATIONS. All of the Company's revenues for fiscal years through December 31, 1998, were derived from sales outside of the United States. Because the Company's international operations are conducted in various foreign currencies, it may be materially and adversely affected by fluctuations in currency exchange rates. As a result, the Company will be exposed to foreign currency exchange risks due to fluctuations in the exchange rates between the foreign currencies and the U.S. dollar. If the Company executes hedging transactions, there can be no assurance that the Company will be successful in these activities.

         DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the experience, abilities and continued services of John G. Tramontana, its Chairman of the Board, President and Chief Executive Officer. The Company has entered into a five-year employment agreement with Mr. Tramontana which expires in 2001 and has obtained a $2,000,000 key man life insurance policy on the life of Mr. Tramontana, for the benefit of the Company. The loss or reduction of services of Mr.
Tramontana or any other key employee could have a material adverse effect on the Company. In addition, the Company's future success depends in large part upon its ability to attract and retain highly qualified personnel, including experienced manufacturing personnel. The Company faces competition for such personnel from other companies and organizations, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain the necessary personnel on acceptable terms or at all.

         CONTROL OF COMPANY. The Company's directors and executive officers beneficially own, in the aggregate, approximately 6,142,800 shares of the outstanding Common Stock, representing approximately 68% of the issued and outstanding Common Stock. Accordingly, these persons will be in a position to control the management and policies of the Company in general, and can determine the outcome of many corporate transactions or other matters submitted to the Company's stockholders for approval.

         ENFORCEABILITY OF CIVIL LIABILITIES AGAINST THE COMPANY. Substantially all of the assets of the Company are located outside of the United States. As a result, it may be difficult for investors to enforce judgments against the Company obtained in United States courts including judgments predicated on the civil liability provisions of the United States securities laws. The United States does not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters with Switzerland or Germany and there is doubt whether (i) a final judgment for the payment of money rendered by a Federal or state court in the United States based on civil liability, whether or not predicated solely upon the civil liability provisions of the United States securities laws, would be enforceable in Switzerland or Germany against the Company and (ii) an action could be brought in Switzerland or Germany against the Company in the first instance on the basis of liability predicated solely upon the provisions of the United States securities laws.

         CONTINUED QUOTATION ON THE NASDAQ SMALLCAP MARKET-SM- The Company's Common Stock is quoted on the Nasdaq SmallCap Market-SM-. However, there can be no assurance that it will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap Market-SM-. Failure to meet the maintenance criteria in the future may result in the Common Stock not being eligible for quotation on the Nasdaq SmallCap Market-SM- or otherwise. In such event, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

         POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Restated and Amended Certificate of Incorporation ("Restated Certificate") authorizes the issuance of a maximum of 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), with designations, rights and preferences as determined from time to time by the Board of

Directors. As a result of the foregoing the Board of Directors can issue, without further stockholder approval, Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock could, under certain circumstances, discourage, delay or prevent a change in control of the Company. In addition, the issuance of Preferred Stock could dilute the rights of holders of the Common Stock and the market price of the Common Stock. There can be no assurance that the Company will not issue Preferred Stock at some future date. The Company is subject to Delaware General Corporation Law ("DGCL") provisions that prohibit the Company from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other transactions or changes in control with respect to the Company. Such provisions, accordingly, may discourage attempts to acquire the Company.

         SHARES ELIGIBLE FOR FUTURE SALE; EXERCISE OF REGISTRATION RIGHTS. In May, 1998, the Company signed an agreement with Jericho II L.L.C. ("Jericho") regarding the terms on which Jericho will guarantee a line of credit from a commercial institution to the Company in an amount up to $6.0 million. In consideration of the guarantee, the Company issued warrants to Jericho to purchase 1,000,000 shares of convertible preferred stock (the "Preferred Stock") at a price per share equal to $2.5625 and having a term of 10 years (the "Warrants"). The Preferred Stock is convertible to Common Stock on a one-to-one basis, with such conversion rate to adjust to reflect any diluting issuance of equity securities by the Company and also to adjust for stock splits, dividends, combinations and similar events. The Preferred Stock is entitled to five votes per share in addition to having certain special approval rights. The Preferred Stock has a liquidation preference equal to the purchase price per share. The Warrants include a net exercise clause (to permit the conversion of the Warrants into shares having a fair market value equal to the spread between the exercise price and the then fair market value) and the shares issuable on exercise are entitled to piggyback registration rights, subject to standard underwriter's cutback. John G. Tramontana, Chairman of the Board, President and Chief Executive Officer of the Company, has a 50% ownership interest in Jericho. Cynthia R. May, a director and Vice President - Administration of the Company, is the managing member of Jericho. In addition, the Company has granted outstanding warrants to purchase shares of Common Stock as follows: LT Lawrence Co., Inc., the underwriter for the Company's initial public offering and individuals then associated therewith (167,000 shares), Jericho (500,000 shares), and The Equity Group, Inc. (45,000 shares). All of these warrants (the "Other Warrants") contain anti-dilution provisions providing for an adjustment of the exercise price and proportionate adjustment in the number of shares issuable upon the occurrence of certain events. In addition, the holders of some of these Other Warrants have been granted certain registration rights upon exercise of the Other Warrants. The sale, or availability for sale, of the Common Stock underlying the Warrants and the Other Warrants in the public market could adversely effect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital.

                              SELLING STOCKHOLDERS

         In October 1998, the Company issued 3,692,308 shares of Common Stock to Jericho for $1.625 per share pursuant to a Stock Purchase Agreement. The Stock Purchase Agreement granted "piggyback" registration rights to Jericho with respect to such shares.

         From February 1999 through August 1999, in private placement transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, the Company issued 966,665 shares of Common Stock to accredited investors for $3.00 per share (except for 10,000 shares sold at $2.00 per share). The purchase agreements in such private placement transactions obligated the Company to file a registration statement covering the resale of such shares by December 15, 1999.

         The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock identified by such Selling Stockholder as being beneficially owned thereby, and the aggregate number of Shares that may be sold thereby hereunder.

                                                                                                      NUMBER OF
                                                                                     MAXIMUM            SHARES
                                 NUMBER OF SHARES                                   NUMBER OF        BENEFICIALLY       PERCENT
         SELLING                BENEFICIALLY OWNED             PERCENT OF             SHARES         OWNED AFTER           OF
       STOCKHOLDER             PRIOR TO OFFERING (1)           OUTSTANDING           OFFERED (1)       OFFERING       OUTSTANDING
Jericho II, L.L.C. (2)            6,607,805 (3)                   63%               3,692,308         2,915,497          27.8%

Patrick G. Wolgast                    10,000                       *                  10,000              0               ---

GRQ, LLC (4)                         184,266                       2%                166,666            17,600             *

Tietje Bros.                          54,000                       *                  40,000            14,000             *

John A. Horner                        20,000                       *                  20,000              0               ---

JJS Wolf Realty, LLC                  10,000                       *                  10,000              0               ---

Leif H. Perkhild                     250,000                      2.8%               250,000              0               ---

John S. Hodgson                       43,333                       *                  33,333            10,000             *

Banca del Gottardo                 1,597,605(5)                  15.5%                70,000          1,527,605          14.9%

                                       17


Robert Goldstein (6) &              78,333(7)                      *                  33,333            45,000             *
Judy Goldstein


Janet A. Baldauf (8)                 333,333                      3.7%               333,333              0               ---

         *  Less than one percent (1%).

         (1) The shares to be sold shall include, in addition to the numbers indicated, any additional shares of Common Stock of the Company that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

         (2) Jericho is a privately-owned company involved in investment activities. Cynthia R. May, a Director of the Company, is the managing member of Jericho with sole voting and investment power with respect to the Shares of Common Stock held thereby. John G. Tramontana, Chairman and Chief Executive Officer of the Company, is also a member of Jericho, which is the Company's largest stockholder.

         (3) Includes (i) 500,000 shares of Common Stock issuable upon exercise of warrants, (ii) 1,000,000 shares of Common Stock issuable upon exercise and conversion of Preferred Stock warrants, and (iii) 184,266 shares owned by GRQ, LLC (see Note (4)).

         (4) GRQ, LLC is a privately-owned company involved in investment activities. Cynthia R. May is also the managing member of GRQ, LLC with sole voting and investment power with respect to the shares of Common Stock held thereby.

         (5) Includes (i) 761,905 shares of Common Stock issuable upon conversion of convertible notes issued in August, 1997, and (ii) 528,000 shares of Common Stock issuable upon conversion of convertible notes issued in November, 1999.

         (6) Mr. Goldstein is a principal of The Equity Group Inc., which has been engaged by the Company since 1996 to provide public relations and investor relations services.

         (7) Includes 45,000 shares issuable upon exercise of warrants held by The Equity Group, Inc.

         (8) Ms Baldauf is the mother of Cynthia R. May. Ms. May disclaims beneficial ownership of the shares of Common Stock held by Ms. Baldauf.

                     PLAN OF DISTRIBUTION AND OFFERING PRICE

         The Shares may be sold from time to time by the Selling Stockholders, or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by any one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; and
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. The Selling Stockholders and any brokers or dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act. Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with or perform services for the Company or the Selling Stockholders in the ordinary course of business.

         There can be no assurance that any of the Shares will be sold by the Selling Stockholders. To the extent required, (i) the Shares to be sold hereby,
(ii) the name of the Selling Stockholders, (iii) the purchase price, (iv) the name of any such agent, dealer or underwriter, (v) any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer, (vi) disclosure that such broker or dealer did not conduct any investigation to verify information set out or incorporated by reference in this Prospectus and (vii) other facts material to the transaction will be set forth in an accompanying Prospectus Supplement.

         The Company will pay the registration expenses incident to the offering and sale of the Shares to the public. Such expenses (estimated to be $29,161) include legal and accounting expenses, filing fees payable to the Commission and Nasdaq, applicable state "blue sky" filing fees and printing expenses. The Company, however, will not pay for any expenses, commissions or discounts of underwriters, dealers or agents for the Selling Stockholders.

         The Company's Common Stock is currently traded on the NASDAQ SmallCap MarketSM. The public offering price for any Shares that are sold will be determined by the price indicated on such system at the time such sale occurs, or at such price as shall be determined through private negotiations between the buyer and the Selling Stockholders or its agent.

         The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with this registration, including liabilities under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

                                VALIDITY OF STOCK

         Certain legal matters with respect to the validity of the Shares will be passed upon for the Company by Bricker & Eckler LLP, Columbus, Ohio.


                                     EXPERTS

         The consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been incorporated by reference in this Prospectus and Registration Statement on Form S-3 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states the Company has suffered recurring losses from operations, and anticipates it will require additional financing in order to fund its operations during 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the sale and distribution of the securities being registered, other than underwriting compensation, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

         SEC Filing Fee for Registration
         Statement.....................................      $ 3,161.00
         Accounting Fees and Expenses .................      $ 3,500.00
         Legal Fees and Expenses ......................      $20,000.00
         Miscellaneous ................................      $ 2,500.00
                                                             ----------
                           TOTAL ......................      $29,161.00
                                                             ----------

         All of the expenses listed above will be borne by the Company.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has included in its Restated Certificate provisions to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company's Restated Certificate also includes provisions to eliminate the personal liability of the Company's directors and officers to the fullest extent permitted by Delaware law. Under current law, such exculpation would extend to an officer's or director's breaches of fiduciary duty, except for (i) breaches of such person's duty of loyalty, (ii) those instances where such person is found not to have acted in good faith and (iii) those instances where such person received an improper personal benefit as the result of such breach.

         The Company's Restated By-Laws ("By-Laws") provide that the Company may indemnify any person, including officers and directors, with regard to any action or proceeding to the fullest extent permitted by Delaware law.

         The Company has entered into an indemnification agreement ("Indemnification Agreement") with each of its directors and officers. Each Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Each Indemnification Agreement also requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. The term of each Indemnification Agreement is the later of (i) 10 years after the date that the indemnitee ceases to serve as a director or officer of the Company, or (ii) the final termination of all proceedings, as defined in the Indemnification Agreement, in which the indemnitee is granted rights of indemnification.

         Each Indemnification Agreement permits the indemnitee to bring suit to seek recovery of amounts due under such Indemnification Agreement and requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law.

         It is the position of the Commission that insofar as the Company's Restated Certificate, By-Laws or any Indemnification Agreement may be invoked by any director, officer or stockholder as a means of indemnifying them against liabilities arising under the Securities Act, that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16. EXHIBITS

         (a) Exhibits:

4.1      Restated and Amended Certificate of Incorporation (1)

4.1(a) Certificate of Correction to Restated and Amended Certificate of Incorporation (1)

4.2      Restated By-Laws (1)

4.2(a)   Amendment to Restated By-Laws (1)

5.1 Opinion of Bricker & Eckler LLP regarding the legality of the securities being registered

23.1     Consent of KPMG LLP

23.2     Consent of Bricker & Eckler LLP (included in Exhibit 5.1)

24       Power of Attorney

(1) Incorporated by reference from the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1998 (File No. 1-14416).


ITEM 17. UNDERTAKINGS.

         (a) The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COUVET, COUNTRY OF SWITZERLAND, ON DECEMBER 8, 1999.

                                 BIGMAR, INC.

                               BY:      /s/ PHILIPPE ROHRER
                                        -------------------------------------
                                        PHILIPPE ROHRER
                                        TREASURER, SECRETARY, CHIEF FINANCIAL
                                        OFFICER AND CHIEF ACCOUNTING OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      SIGNATURE                                     CAPACITY                    DATE
      ---------                                     --------                    ----
                                   Chairman of the Board of Directors,          December 8, 1999
                                   President and Chief Executive Officer
/s/ JOHN G. TRAMONTANA             (Principal Executive Officer)
----------------------
JOHN G. TRAMONTANA
                                   Treasurer, Secretary and
                                   Chief Financial Officer                      December 8, 1999
                                   (Principal Financial and Accounting
/s/ PHILIPPE ROHRER                Officer), and Director
----------------------
PHILIPPE ROHRER

/s/ CYNTHIA R. MAY                 Director                                     December 8, 1999
----------------------
CYNTHIA R. MAY

                                   Director                                     December 8, 1999
/s/ BERNARD KRAMER
----------------------
BERNARD KRAMER

/s/ MASSIMO PEDRANI                Director                                     December 8, 1999
----------------------
MASSIMO PEDRANI

                                INDEX TO EXHIBITS

EXHIBIT NO.  DESCRIPTION                                          PAGE NO. IN THIS FILING
4.1          Restated and Amended Certificate of Incorporation    Incorporated by Reference

4.1 (a)      Certificate of Correction to Restated and Amended    Incorporated by Reference
             Certificate of Incorporation

4.2          Restated By-Laws                                     Incorporated by Reference

4.2 (a)      Amendment to Restated By-Laws                        Incorporated by Reference

5.1          Opinion of Bricker & Eckler LLP

23.1         Consent of KPMG LLP

23.2         Consent of Bricker & Eckler LLP                      Included in Exhibit 5.1

24           Power of Attorney